Exhibit 99.3

AMENDED AND RESTATED

TRUSTCO BANK

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

January 1, 2008

AMENDED AND RESTATED
TRUSTCO BANK
DEFERRED COMPENSATION PLAN FOR DIRECTORS

WHEREAS, on November 24, 1981, the Board of Directors of Trustco Bank (herein referred to as the “Bank”) adopted the Trustco Bank, National Association Deferred Compensation Plan for Directors (hereinafter referred to as the “Plan”); and

WHEREAS, the Bank desires to amend and restate the Plan, effective as of January 1, 2008;

NOW, THEREFORE, the Bank hereby amends and restates the Plan in its entirety, effective as of January 1, 2008, to read as follows:

1.             Any Director may elect on or before December 31 of any year to defer receipt of all or a specific part of his annual fees for the following calendar year, which election to defer fees continues from year to year unless the Director amends or terminates such election by written request.  Notwithstanding the foregoing, no deferrals may be elected following December 31, 2007.  The name of the Plan is changed to Trustco Bank Deferred Compensation Plan for Directors.

2.              The Bank will not fund its liability for deferred fees or interest thereon but general ledger accounts will be maintained, supported by memorandum accounts for each Director.  The compensation deferred will be credited to the Director’s deferred compensation account as of the date it would otherwise have been payable.  A Director’s deferred compensation account shall be credited at the end of each calendar quarter with a credit on the balance at the beginning of the quarter equal to the number of days in the quarter times one-fourth of the greater of (i)  6%, or (ii) the ten-year U.S. Treasury Bond rate on the last business day of the quarter.

3.              The entire balance of a Director’s deferred fees, including interest credited thereon, shall be paid to such Director in a lump sum in January 2009.

4.              Upon the death of a Director, the balance of his account shall be payable to a beneficiary designated by him within 60 days of the date of death in a lump sum, or if no beneficiary is named, to the trustee of the Director’s revocable living trust, and if none of the trustee of the Director’s testamentary trust, and if none to the personal representative of the Director’s estate.

5.              The right to receive payment of deferred compensation shall not be transferable or assignable by a Director or named beneficiary, except by will or by the laws of descent and distribution.

6.              The Board of Directors of the Bank reserves the right to amend, suspend or terminate this Plan at any time.  However, no amendment, suspension or termination of this Plan may alter or impair any Director’s rights previously granted under the Plan, without his consent.

7.              In the event that it is determined by any taxing authority, and it is ultimately sustained either by a court of competent jurisdiction, by settlement or otherwise, that all or a portion of the benefits payable under the Plan will be subject to income tax prior to distribution of such benefits, the Bank will distribute to the Director an amount equal to such taxes dues.  In addition, to the extent allowable under the Regulations, the Bank shall pay to the Director an additional amount to pay interest and penalties, if any, on the amount of said tax liability, within the time period specified in the Regulations.  The amount of interest and penalties paid to the Director shall not be a charge against the Director’s account hereunder.  For purposes of this Plan, the term “Regulations” means Internal Revenue Service Regulations governing the application of Internal Revenue Code Section 409A.

8.              All expenses (including, without limitation, legal fees and expenses) incurred by a Director in connection with, or in prosecuting or defending, any claim or controversy arising out of or relating to this Plan shall be paid by the Bank.

IN WITNESS WHEREOF, the Bank has caused this amended and restated Plan to be executed this 16th day of December, 2008.

TRUSTCO BANK

By:	/s/ Robert J. McCormick

Title:	President and Chief Executive Officer